                                  EXHIBIT 10.31

                        ---------------------------------

                            STOCK PURCHASE AGREEMENT

                        ---------------------------------

                          DATED AS OF JANUARY 19, 2005

                                      AMONG

                            MERIDIAN BIOSCIENCE, INC.

                                  AS PURCHASER

                                       AND

                               ROBERT W. MINARCHI,
                              VIRGINIA A. MINARCHI,
                                  DIANNA CHALAS
                                       AND
                                 DEBORAH COLOMBO

                                   AS SELLERS

                                       AND

                              O.E.M. CONCEPTS, INC.

                           RELATING TO ALL ISSUED AND
                     OUTSTANDING SHARES OF CAPITAL STOCK OF
                              O.E.M. CONCEPTS, INC.

                                Table of Contents

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1. DEFINITIONS...................................................................................................     1

   1.1      Certain Defined Terms................................................................................     1

2. PURCHASE AND SALE.............................................................................................     9

   2.1      Purchase and Sale of Shares..........................................................................     9
   2.2      Purchase Price.......................................................................................     9
   2.3      Payment of Purchase Price............................................................................     9
   2.4      Purchase Price Adjustment............................................................................    10
   2.5      Review Period........................................................................................    11
   2.6      Dispute Resolution...................................................................................    11
   2.7      Earnout Payments.....................................................................................    12

3. CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, USE OF NAME AND FURTHER
   ASSURANCES....................................................................................................    13

   3.1      Closing..............................................................................................    13
   3.2      Items to be Delivered at Closing by Sellers..........................................................    14
   3.3      Items to be Delivered at Closing by Purchaser........................................................    15
   3.4      Consummation of Agreement............................................................................    15
   3.5      Further Assurances...................................................................................    16

4. REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING SHAREHOLDERS AND THE COMPANY................................    16

   4.1      Corporate Existence..................................................................................    16
   4.2      Corporate Power; Authorization; Enforceable Obligations..............................................    16
   4.3      Capital Stock and Ownership of Shares; Subsidiaries..................................................    16
   4.4      Validity of Contemplated Transactions, Needed Consents, etc..........................................    17
   4.5      Financial Information................................................................................    17
   4.6      Tax and Other Returns and Reports....................................................................    18
   4.7      Title to and Condition of Properties.................................................................    18
   4.8      Litigation...........................................................................................    19
   4.9      Insurance............................................................................................    20
   4.10     Contracts and Commitments............................................................................    20
   4.11     Supplier Contracts...................................................................................    22
   4.12     Employees............................................................................................    22
   4.13     Employee Benefit Plans and Arrangements..............................................................    22
   4.14     Environmental Matters................................................................................    24
   4.15     Compliance or Liability Under Laws; Permits, etc.....................................................    25
   4.16     Intellectual Property................................................................................    26
   4.17     Undisclosed Liability................................................................................    27

                                Table of Contents
                                   (continued)

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   4.18     Products, Inventories and Operations..........................................................     28
   4.19     Formulae, Etc., for Products..................................................................     28
   4.20     Product Liability.............................................................................     28
   4.21     Product Warranty..............................................................................     28
   4.22     Notes and Accounts Receivable.................................................................     29
   4.23     Conduct of Business...........................................................................     29
   4.24     Investments...................................................................................     30
   4.25     Affiliate Transactions........................................................................     30
   4.26     Brokers.......................................................................................     30
   4.27     Disclosure....................................................................................     30

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................     30

   5.1      Corporate Existence...........................................................................     30
   5.2      Corporate Power and Authorization.............................................................     30
   5.3      Validity of Contemplated Transactions, etc....................................................     30
   5.4      Investment Purpose............................................................................     31
   5.5      Brokers.......................................................................................     31
   5.6      Disclosure....................................................................................     31

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................................................     31

   6.1      Survival of Representations and Warranties....................................................     31

7. COVENANTS..............................................................................................     32

   7.1      Conduct of Business of the Company Prior to the Closing.......................................     32
   7.2      Access to Information.........................................................................     33
   7.3      Due Diligence.................................................................................     34
   7.4      Regulatory and Other Authorizations; Notices and Consents.....................................     34
   7.5      Notice of Developments........................................................................     35
   7.6      No Solicitation or Negotiation; Break-Up Fee..................................................     35
   7.7      Final Tax Returns.............................................................................     37
   7.8      Further Action................................................................................     37
   7.9      Press Releases................................................................................     37

8. TAX MATTERS............................................................................................     37

   8.1      Sellers' Indemnity............................................................................     37
   8.2      Purchaser Indemnity...........................................................................     38
   8.3      Payment for Tax Benefits Realized in Connection With Indemnity by Sellers.....................     38
   8.4      Allocation Between Partial Periods............................................................     38
   8.5      Post-Closing Audits and Other Procedures......................................................     38
   8.6      Cooperation...................................................................................     39

                                Table of Contents
                                   (continued)

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9. CONDITIONS PRECEDENT TO THE CLOSING....................................................................     39

   9.1      Conditions Precedent to Purchaser's Obligations...............................................     39
   9.2      Conditions Precedent to the Obligations of Sellers............................................     40

10. INDEMNIFICATION.......................................................................................     41

   10.1     General Indemnification Obligation of Controlling Shareholders................................     41
   10.2     General Indemnification Obligation of Purchaser...............................................     42
   10.3     Third Party Claims - Indemnification..........................................................     42
   10.4     Provisions Regarding Indemnity................................................................     43
   10.5     Payment.......................................................................................     44
   10.6     Survival of Indemnification...................................................................     44
   10.7     Basket/Cap....................................................................................     44
   10.8     Sole Remedy...................................................................................     45

11. MISCELLANEOUS.........................................................................................     45

   11.1     Termination...................................................................................     45
   11.2     Expenses......................................................................................     45
   11.3     Assignment and Binding Effect.................................................................     46
   11.4     Waiver........................................................................................     46
   11.5     Notices.......................................................................................     46
   11.6     Headings, Gender and "Person".................................................................     47
   11.7     Schedules and Exhibits........................................................................     47
   11.8     Severability..................................................................................     47
   11.9     Counterparts..................................................................................     48
   11.10    Entire Agreement..............................................................................     48
   11.11    Amendments....................................................................................     48
   11.12    Exclusive Benefits............................................................................     48
   11.13    Delays or Omissions...........................................................................     48
   11.14    Construction..................................................................................     48
   11.15    Governing Law.................................................................................     48

Exhibits:

A   -  Escrow Agreement
B   -  Indemnity Escrow Agreement
C   -  Employment Agreement and Consulting Agreement
D   -  Opinion of Counsel for Sellers

Schedules:

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                                Table of Contents
                                   (continued)

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                                                                                Page
                                                                                ----
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1.1      Key Employees
2.2      Purchase Price
4.1      Sellers' jurisdiction of qualification
4.3(i)   List of issued and outstanding shares
4.3(ii)  List of warrants, subscriptions, options, etc.
4.3(iii) List of treasury stock
4.4      Consents
4.7.1    Owned Real Property
4.7.2    Leased Real Property
4.8      Pending Litigation
4.9      Insurance Policies
4.10     Material Contracts
4.11     Supplier Contracts
4.13     Employee Benefit Plans
4.14     Environmental Permits
4.15     Operating Permits
4.16     Owned Intellectual Property
4.19     Products
4.21     Product Warranty
4.23     Conduct of Business
4.25     Affiliated Transactions
7.1.1    Taxes

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of January __, 2005 by and among MERIDIAN BIOSCIENCE, INC., an Ohio corporation ("Purchaser"), ROBERT W. MINARCHI, VIRGINIA A. MINARCHI, DIANNA CHALAS and DEBORAH COLOMBO (collectively, the "Sellers'") and O.E.M. CONCEPTS, INC., a New Jersey corporation (the "Company").

                                    RECITALS:

      A. The Sellers own all of the issued and outstanding shares of Common Stock, without par value (the "Shares") of the Company and all of the outstanding options to acquire shares of Common Stock of the Company with Robert
W. Minarchi, Virginia A. Minarchi and Dianna Chalas (each a "Controlling Shareholder" and collectively the "Controlling Shareholders") owning approximately 95.24% of the Shares after giving effect to the exercise of such options.

      B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Sellers desire to sell and Purchaser desires to purchase at the Closing on the Closing Date (as those terms are hereinafter defined) all of the Shares.

      NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. DEFINITIONS.

      1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

      "Action" means any charge, decision, judgment, injunction, writ, subpoena, demand, notice, hearing, claim, action, judicial or administrative order or decree, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Person.

      "Adjusted Total Capital" means Total Capital as calculated by reference to the Closing Balance Sheet minus the Tax Adjustment.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "Agreement" means this Stock Purchase Agreement among Purchaser, Sellers and the Company (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions hereof.

      "Acquisition Transaction" has the meaning specified in Section 7.6.1 hereof.

      "Benefit Liability" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under ERISA or under any Employee Benefit Plan.

      "Business" means the business of the Company including without limitation the large scale production of Monoclonal and Polyclonal Antibodies, including specific monoclonal cell lines owned or licensed, for direct sale and on a contract bases and all intellectual and proprietary technologies employed in the products and purification of antibodies.

      "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Cincinnati.

      "CAP" has the meaning specified in Section 10.7.

      "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. through the date hereof.

      "Closing" has the meaning specified in Section 3.1.

      "Closing Conditions" means the conditions to the Closing specified in
Article 9 hereof.

      "Closing Date" has the meaning specified in Section 3.1.

      "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

      "Company" has the meaning specified in the preamble to this Agreement.

      "Contract Renewal Value" means the maximum revenue that can be achieved under any extension or renewal of the Government Contract.

      "Controlling Shareholder(s)" has the meaning specified in Recital A of this Agreement.

      "Dollars" and "$" means the lawful currency of the United States of America.

      "Earnout Payments" has the meaning specified in Section 2.7.

      "Employee Benefit Plan" means (i) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA); and (ii) any Multiemployer Plan within the meaning of Section 3(37) of

ERISA, including a terminated plan or frozen plan to which the Company is making contributions or has made contributions within the preceding six (6) years.

      "Employee Welfare Benefit Plan" means any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

      "Encumbrance(s)" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement with a creditor or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

      "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air, and plant and animal life, and any other environmental medium or natural resource.

      "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, citations, claims, liens, liabilities, notices of liability, non-compliance or violation, investigations, proceedings, consent orders, decrees or agreements or other communication relating in any way to any Environmental Laws or Environmental Permits (hereafter "Claims"), including, without limitation, (a) any and all Claims or judgments by Governmental Authorities for enforcement, investigation, monitoring, cleanup, removal, response, remedial, or other actions or damages, pursuant to any applicable Environmental Laws and (b) any and all Claims by any Person seeking damages, contribution, indemnification, corrective action or cleanup, cost recovery, compensation, or injunctive relief resulting from Hazardous Substances or arising from alleged damages or injury or threat of damages or injury to health, safety or the Environment.

      "Environmental Laws" means any federal, state or local law, rule, regulation, code, ordinance, and requirements, including common law, in each case now in effect, and any judicial or administrative interpretation thereof in each case now in effect, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health and safety, or Hazardous Substances, including, without limitation, CERCLA; Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. Section 651 et. seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Section 11001, et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq. ("FIFRA")

      "Environmental Liabilities" means any and all debts, expenses, claims, liabilities, fines, penalties, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under any Environmental Laws, Action, and Environmental Permits.

      "Environmental Permits" means all permits, certificates, approvals, identification numbers, registrations, waivers, renewals, applications, modifications, licenses, and other authorizations required under any applicable Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.

      "Escrow Agent" means Keating, Muething & Klekamp, P.L.L., as escrow agent pursuant to the terms of the Escrow Agreement and the Indemnity Escrow Agreement.

      "Escrow Agreement" has the meaning specified in Section 2.3(i) to this Agreement.

      "Financial Statements" has the meaning specified in Section 4.5.

      "GAAP" means generally accepted accounting principles and practices as in effect in the United States from time to time and applied consistently throughout the periods involved.

      "Government Contract" means the Company's current contract with the U.S. Government (Contract No. W9113M-04-D-0003).

      "Governmental Authority" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, board, bureau, department, instrumentality, agency, commission, or quasi-governmental unit, or any court, tribunal, or judicial or arbitral body.

      "Gross Profit" shall be equal to the Gross Profit Margin multiplied by the Sales Volume.

      "Gross Profit Margin" means, with respect to any good or class of goods, the lesser of (a) the Sales Volume with respect to such goods minus the cost of such goods divided by the Sales Volume with respect to such goods or (b) 0.52. The cost of goods shall consist of all costs incurred in the production of the goods including, without limitation, raw materials consumed during the production process, freight costs related to raw material receipts, salaries for direct and indirect labor, contract labor costs, overhead costs and royalty costs.

      "Hazardous Substances" means all petroleum and petroleum products, and all substances, wastes, pollutants, contaminants, and any materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, pursuant to any law, by any Governmental Authority, or with respect to which such a Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation, including but not limited to, all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under any Environmental Laws.

      "Indebtedness" means, with respect to any Person, the following, without duplication, (a) all indebtedness for borrowed money of such Person, whether or not contingent, (b) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the Control of such Person, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (A) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

      "Indemnity Escrow Agreement" has the meaning specified in Section 2.3(ii) to this Agreement.

      "Indemnity Escrow Funds" has the meaning specified in Section 2.3(ii) to this Agreement.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments of the items described in (a) through (g) above (in whatever form or medium).

      "Inventory" means asset items that are held for sale in the ordinary course of business and goods that will be used or consumed in the production of goods to be sold. Inventories include raw materials (goods and materials on hand but not yet placed in production), work-in-process (cost of raw materials on which production has started but has not been completed plus direct labor costs plus a ratable share of manufacturing overhead costs) and finished goods (completed but unsold goods on hand).

      "IRS" means the Internal Revenue Service of the United States.

      "Key Employees" shall mean those persons listed on Schedule 1.1.

      "Knowledge", as used in this Agreement, the terms "to the Knowledge" or "to the best Knowledge" of a party, or similar phrases, shall mean to the knowledge of any officer of such party or such individual, as applicable after due inquiry.

      "Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, executive order, code or other requirement of law, excluding Environmental Laws.

      "Leased Real Property" means the real property leased by the Company, as tenant, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

      "Liabilities" means any and all debts, liabilities, and obligations, including Environmental Liabilities and Environmental Claims, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law or Action and those arising under any contract, lease, Operating and Environmental Permits, agreement, arrangement, commitment or undertaking.

      "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company from a third party.

      "Material Adverse Effect" means any change in, or effect on, the Business, or the prospects of the Company, that has an adverse effect on the financial condition of the Company of $100,000 or more or is otherwise materially adverse to the Business, results of operations or financial condition of the Company taken as a whole.

      "Material Contracts" has the meaning specified in Section 4.10.

      "Monoclonal Antibody" means an antibody derived from a single antibody producing cell, typically produced in mouse ascites fluid or in cell culture, which reacts with a single, unique antigenic site.

      "Multiemployer Plan" means an Employee Benefit Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) to which the Company contributes or has contributed or has or has had an obligation to contribute.

      "Operating Permits" means all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, except for Environmental Permits.

      "Owned Intellectual Property" means all Intellectual Property in and to which the Company holds, or has a right to hold, right, title and interest.

      "Owned Real Property" means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

      "Pension Plan" means an Employee Benefit Plan, other than a Multiemployer Plan, that is an employee benefit pension plan as defined in Section 3(2) of ERISA.

      "Polyclonal Antibody" means multiple antibodies derived from multiple antibody producing cells, typically produced in an animal model (e.g., goat, rabbit, etc.) capable of reacting with one or more antigenic sites.

      "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the aggregate at any time; (c) bonds, letters of credit, pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, have a Material Adverse Effect on such property.

      "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

      "Products" means all Monoclonal and Polyclonal Antibody products of Company and all other products currently sold as part of the Business, and the sales of any such products developed subsequent to the Closing using the O.E.M. Concepts brand name.

      "Purchase Price" has the meaning specified in Section 2.2.

      "Purchase Price Adjustment" has the meaning specified in Section 2.4.

      "Purchaser" has the meaning specified in the Preamble to this Agreement.

      "Purchaser's Accountant" has the meaning specified in Section 2.4.

      "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

      "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company from third parties, including, without limitation, customers, arising before the Closing Date.

      "Sales Volume" means the amount invoiced for goods sold not including the effect of any prompt payment discounts.

      "Sellers" has the meaning specified in the preamble to this Agreement.

      "Shares" has the meaning specified in the recitals to this Agreement.

      "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, or assessments including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, excise, goods and services, severance, stamp, and including interest, penalties and additions in connection therewith for which the Company is or may be liable.

      "Tax Adjustment" has the meaning specified in Section 2.4.

      "Termination Date" has the meaning specified in Section 6.1.

      "Total Capital" with respect to the Company shall mean total assets less total liabilities as prepared in accordance with GAAP.

      "USTs" means any underground storage tanks and any ancillary piping and equipment, as such term is defined in RCRA, and the regulations promulgated thereunder or any state equivalent thereof.

2. PURCHASE AND SALE.

      2.1 Purchase and Sale of Shares. At the Closing, Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, upon and subject to the terms and conditions of this Agreement, the Shares, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and Encumbrances of any nature whatsoever.

      2.2 Purchase Price. The purchase price shall be Six Million Dollars ($6,000,000.00) subject to adjustment as set forth in Section 2.4 (the "Cash Purchase Price") plus the Earnout Payments. The Cash Purchase Price, as adjusted, plus the Earnout Payments are collectively referred to herein as "Purchase Price." The Purchase Price, including the Earnout Payments, shall be allocated among the Sellers in proportion to their respective holdings of the Shares as set forth on Schedule 2.2.

      2.3 Payment of Purchase Price. Four Million Nine Hundred Thousand Dollars ($4,900,000.00) of the Cash Purchase Price payable at Closing shall be paid in cash, bank check or by the wire transfer of funds on the Closing Date.

            (i) One Hundred Thousand Dollars ($100,000) of the Cash Purchase Price shall be held in escrow for the purposes of satisfying the Purchase Price Adjustment (as described in Section 2.4 below) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement). If the amount of the funds held in escrow pursuant to the Escrow Agreement are not sufficient to satisfy any downward Purchase Price Adjustment as described in
Section 2.4 below, Sellers shall pay to Purchaser the difference between the

Purchase Price Adjustment and the funds held under the Escrow Agreement within ten (10) Business Days.

            (ii) One Million Dollars ($1,000,000) of the Cash Purchase Price ("Indemnity Escrow Funds") payable at Closing which is allocated to the Controlling Shareholders shall be held in escrow and applied to any indemnity obligations of the Controlling Shareholders arising under this Agreement, including, without limitation, Sections 8.1 and 10.1, pursuant to the terms of the Indemnity Escrow Agreement attached hereto as Exhibit B ("Indemnity Escrow Agreement"). One-half of any funds remaining from the Indemnity Escrow Funds, if any, shall be released to the Controlling Shareholders under the terms of the Indemnity Escrow Agreement upon Purchaser's receipt of its September 30, 2005 audited financial statements from Purchaser's certified public accountants but in no event later than November 30, 2005, and the balance, if any, of the Indemnity Escrow Funds shall be released to the Controlling Shareholders upon Purchaser's receipt from Purchaser's certified public accountants of its September 30, 2007 audited financial statements, but in no event later than November 30, 2007, in accordance with the terms of the Indemnity Escrow Agreement. The amount held in the Indemnity Escrow Agreement shall not limit in any manner the Controlling Shareholders' obligations of indemnity in this Agreement, and to the extent any claim or claims by Purchaser exceeds the amount of the Escrow Indemnity Funds arising pursuant to Sections 8.1 and 10.1, Purchaser shall have the right to seek indemnity from Sellers, jointly and severally, and shall have the right to set off against any Earnout Payments, in Purchaser's sole discretion, not to exceed the amount of the Cap.

      2.4 Purchase Price Adjustment. The Purchase Price set forth above is based upon the Company having Total Capital on the Closing Date of Six Hundred Fifty-Two Thousand One Hundred Thirty-Eight Dollars and 00/100 ($652,138.00) after the agreed upon finished goods Inventory writeoff of Seven Thousand Dollars and 00/100 ($7,000.00) and without giving effect to the inclusion of work-in-process ("WIP") Inventory being added as a result of an accounting change, net of the first of four tax payments which will be required as a result of such change (the "Tax Adjustment"). For example purposes, assume (i) finished goods inventory writeoff of $7,000, (ii) WIP inventory increase of $300,000 and
(iii) first WIP tax payment (25% of total) of $37,500. Then, the Total Capital requirement of $652,138 would be reduced by the $37,500 tax payment to $614,638 and increased by the amount of the WIP inventory increase of $300,000 to an adjusted required capital amount of $914,638. The formula for adjusting the Total Capital requirement (the "Total Capital Requirement") to account for the WIP writeup is A ($652,138) + B (WIP inventory writeup) - C (25% of tax obligation created by WIP inventory writeup in B).

Not later than 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Controlling Shareholders the balance sheet of the Company at the Closing Date (with all related notes and schedules thereto the "Closing Balance Sheet"), together with the report thereon of Grant Thornton LLP, independent accountants of Purchaser ("Purchaser's Accountant") stating that the Closing Balance Sheet has been prepared in accordance with

GAAP. If the Adjusted Total Capital as calculated by reference to the Closing Balance Sheet as finally determined pursuant to Sections 2.6 and 2.7 below is less than the Total Capital Requirement, Sellers shall pay to Purchaser pursuant to the terms of the Escrow Agreement an amount equal to such difference (the "Purchase Price Adjustment"). If the Adjusted Total Capital equals or exceeds the Total Capital Requirement, then the funds held pursuant to the Escrow Agreement shall be delivered to Sellers in accordance with the terms of the Escrow Agreement, and Purchaser shall pay to Sellers the amount by which the Total Capital exceeds the Total Capital Requirement. Any payment required under this Section 2.4 shall be made within ten (10) Business Days of when the Closing Balance Sheet becomes final and binding upon the parties pursuant to Sections
2.5 and 2.6 below.

      2.5 Review Period. During the thirty (30) days period after the date on which the Controlling Shareholders receive the Closing Balance Sheet from the Purchaser (the "Review Period"), the Controlling Shareholders and their accountants and representatives shall be afforded reasonable access to any workpapers, trial balances and other materials of the Company and the Purchaser's Accountant in connection with the preparation of the Closing Balance Sheet. The Closing Balance Sheet as so delivered by the Purchaser to the Controlling Shareholders shall become final and binding upon the parties unless, on or before 5:00 p.m., New York City time, on the last day of the Review Period, written notice is given by the Controlling Shareholders to the Purchaser of the Controlling Shareholders' dispute with the Closing Balance Sheet, which notice shall be set forth in reasonable detail the Controlling Shareholders' basis for such objection. Notwithstanding the foregoing, if the last day of the Review Period is not a Business Day, then, for purposes of this Section 2.5, the last day of the Seller Review Period shall be the next succeeding Business Day. If notice of dispute is timely given by the Controlling Shareholders, the Purchaser and the Controlling Shareholders shall work together in good faith to resolve such dispute, but shall have no liability for failing to resolve the dispute.

      2.6 Dispute Resolution. If the Purchaser and the Controlling Shareholders are unable to resolve the dispute within thirty (30) days after notice of dispute has been received by the Purchaser, then the dispute shall be referred for resolution to a mutually agreed upon "big-four" accounting firm (the "Determining Accountants") as promptly as practicable. Each of the Purchaser and the Controlling Shareholders shall execute, if required by the Determining Accountants, an engagement letter containing reasonable and customary terms. In so acting, the Determining Accountants shall be an expert and not an arbitrator. Each of the Purchaser and the Controlling Shareholders shall submit to the Determining Accountants a form of determination, stating completely and in detail the determination sought by such party with respect to each item in dispute (the "Form of Determination"). The Determining Accountants' discretion to make its decision with respect to any item in dispute shall be limited to accepting, without modification, the Form of Determination submitted by either the Purchaser or the Controlling Shareholders. The Determining Accountants' decision shall be (i) in writing, (ii) furnished to the Purchaser and the Controlling Shareholders as promptly as practicable after the dispute has been referred to the Determining Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon the Purchaser and the Sellers. Each of the Purchaser and the Controlling Shareholders will use reasonable efforts to cause the Determining Accountants to render their decision as soon as reasonably practicable, including, without limitation, by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items. The Purchaser and the Controlling Shareholders (for and on behalf of the Sellers) shall pay their own costs and expenses incurred under this
Section 2.6. The fees and expenses of the Determining Accountants shall be paid by the party whose Form of Determination is not accepted by the Determining Accountants.

      2.7 Earnout Payments. Sellers shall have a contingent right to earnout payments subject to the terms and conditions set forth in this Section (the payments set forth in Sections 2.7.1(i), 2.7.1(ii) and 2.7.2 are collectively referred to as the "Earnout Payments").

            2.7.1 Within ninety (90) days after the end of each calendar year ending December 31, 2005, 2006, 2007 and 2008, Purchaser shall pay to Sellers:

                  (i) an amount equal to the Gross Profit generated from the sale of Products by either the Company or any Affiliate of the Company, including, but not limited to, Biodesign, Inc., a Maine corporation and wholly owned subsidiary of Purchaser, in connection with the Government Contract (including any related sales of Products to the United States Department of Defense other than pursuant to the Government Contract) during the prior calendar year times 0.49; plus

                  (ii) an amount equal to the Sales Volume of Products (other than Sales Volume used in determining the Gross Profit described in Section 2.7.1(i)) for the preceding calendar year less the Sales Volume Goal for such year times the Gross Profit Margin of such sales times 0.49. The Sales Volume Goal for each calendar year are as set forth below:

Year                      Sales Volume Goal
----                      -----------------
2005                          $4,683,000
2006                          $5,304,000
2007                          $6,011,000
2008                          $6,815,000

            2.7.2 Purchaser shall pay to Sellers a contingent cash payment based on renewal of the Government Contract within ninety (90) days of the renewal of such contract, based on the Contract Renewal Value as follows:

                                                Contingent
                                                   Cash
Contract Renewal Value                            Payment
----------------------                          ----------
>$2,000,000 but < or =$3,000,000                 $125,000
>$3,000,000 but < or =$4,000,000                  175,000
>$4,000,000 but < or =$5,000,000                  225,000
>$5,000,000                                       250,000

            2.7.3 Notwithstanding the foregoing, the aggregate amount of all Earnout Payments which Purchaser shall be obligated to pay Sellers shall not exceed Two Million Two Hundred Seventy Thousand Dollars ($2,270,000) ("Earnout Cap"). There shall be no limit on the amount of Earnout Payments payable in any single year, except for the Earnout Cap.

            2.7.4 Each Earnout Payment made pursuant to this Section 2.7 shall be accompanied by a statement (each an "Earnout Statement") prepared by the Company's regular accountants and setting forth, in reasonable detail, the manner in which the amount of the Earnout Payment was calculated. If the Controlling Shareholders disagree in any respect with any item or amount shown or reflected on the Earnout Statement, the Controlling Shareholders may, within thirty (30) days of the receipt of the Earnout Statement (the "Earnout Review Period"), deliver a notice to the Purchaser setting forth each disputed item or amount and the basis for the disagreement therewith (a "Dispute Notice"). If no Dispute Notice is received by the Company on or prior to the last day of the Earnout Review Period, the Earnout Statement shall be deemed accepted by the Sellers. If the Controlling Shareholders deliver a Dispute Notice, such dispute shall be resolved in accordance with the procedures set forth in Sections 2.5 and 2.6.

            2.7.5 If after the Closing and during the period for calculation of Earnout Payments, sales of Products are conducted under the brand name other than "O.E.M. Concepts," then in such event, notwithstanding anything to the contrary set forth above, the Earnout Payment required with respect to the calendar year ending December 31, 2008, shall be equal to the amount determined by subtracting the total amount of Earnout Payments previously made from the Earnout Cap. Company further agrees that if the Company is merged, combined or consolidated with any Affiliate of Purchaser or the Purchaser, the Company will maintain separate accounting records with respect to the sale of the Products.

3. CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, USE OF NAME AND FURTHER ASSURANCES

      3.1 Closing. The closing (the "Closing") of the purchase and sale of the Shares shall take place at 10:00 A.M., Eastern Time, on January __, 2005 or on such other date or time or at such other location as may be mutually agreed upon in writing by Purchaser, the Company and

Sellers, subject to Section 11.1 of this Agreement. Closing shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. The date of the Closing is sometimes herein referred to as the "Closing Date."

      3.2 Items to be Delivered at Closing by Sellers. At the Closing and subject to the terms and conditions herein contained, Sellers and the Company shall deliver to Purchaser the following:

            3.2.1 stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer;

            3.2.2 written resignations, effective on the Closing Date, of all the officers and directors of the Company, other than Key Employees

            3.2.3 an Employment Agreement executed by Robert W. Minarchi (the "Employment Agreement") and a Consulting Agreement executed by Virginia A. Minarchi (the "Consulting Agreement") in the forms and substance attached hereto as Exhibit C;

            3.2.4 the Escrow Agreement executed by the Sellers and the Escrow Agent;

            3.2.5 the Indemnity Escrow Agreement executed by Sellers and the Escrow Agent;

            3.2.6 all corporate and other records of the Company, including but not limited to, minute books, stock books and registers, books of account, leases, contracts, and copies of the relevant portions of tax returns, reports, relevant work papers, financial records, and personnel records of the Company for the last five years;

            3.2.7 Certificate/Articles of Incorporation and any other charter documents of the Company, certified as of a date not earlier than ten days prior to the Closing Date by the appropriate governmental office;

            3.2.8 certificates, dated as of a date not earlier than ten days prior to the Closing Date, of the appropriate governmental office where the Company is organized and of each of the jurisdictions in which the Company is qualified to transact business as a foreign entity as to the good standing of the Company in such jurisdictions;

            3.2.9 By-laws of the Company certified, as of the Closing Date, by its corporate secretary or other appropriate corporate officer;

            3.2.10 certified copies of minutes or unanimous written consents of the shareholders of the Company and the Board of Directors of the Company, respectively, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

            3.2.11 certificate from the Controlling Shareholders dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 9.1.1, 9.1.2 and 9.1.3 hereof have been fulfilled;

            3.2.12 opinion of Giordano, Halleran & Ciesla, P.C., counsel for Sellers, dated the Closing Date, in the form of Exhibit D hereto with only such changes as shall be in form and substance reasonably satisfactory to the Purchaser and its counsel; and

            3.2.13 such other documents to be delivered by Sellers hereunder or as the Purchaser or its counsel may reasonably request to carry out the purpose of this Agreement.

      3.3 Items to be Delivered at Closing by Purchaser. At the Closing and subject to the terms and conditions herein contained, Purchaser shall deliver the following:

            3.3.1 the portion of the Purchase Price to be paid to Sellers at Closing and the portion of the payment of the Purchase Price to be paid into escrow in accordance with Section 2.3;

            3.3.2 the Escrow Agreement executed by Purchaser and Escrow Agent;

            3.3.3 the Indemnity Escrow Agreement executed by Purchaser and Escrow Agent;

            3.3.4 certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

            3.3.5 certificate from Purchaser dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 9.2.1, 9.2.2 and 9.2.3 hereof have been fulfilled; and

            3.3.6 such other documents to be delivered by the Purchaser hereunder or as Sellers or its counsel may reasonably request to carry out the purposes of this Agreement.

      3.4 Consummation of Agreement. Sellers and Purchaser shall each use their respective best efforts to perform and fulfill all obligations on each of their parts to be performed and fulfilled under this Agreement, and to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement to be met.

      3.5 Further Assurances. After the Closing, each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING SHAREHOLDERS AND THE
      COMPANY.

      The Controlling Shareholders and Company each, jointly and severally, hereby represents and warrants to Purchaser as follows:

      4.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and has the corporate power and lawful authority to own its properties and to transact the business in which it is currently engaged. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it owns or leases properties and where the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. All of the jurisdictions in which the Company is qualified to do business are listed in Schedule 4.1 attached hereto. The minute books containing records of meetings of the Company, its shareholders and board of directors, stock certificates and stock records are true, accurate and complete in all material respects. The Company is not in default or in violation of any provision of its charter or bylaws.

      4.2 Corporate Power; Authorization; Enforceable Obligations. The Company and each Seller have the power, authority and legal right to execute, deliver and perform this Agreement; (a) the execution, delivery and performance of this Agreement by the Company and the Sellers have been duly authorized by all necessary corporate and shareholder action; and (b) this Agreement has been, and the other agreements, documents and instruments required to be delivered by the Company or Sellers in accordance with the provisions hereof will be, duly executed and delivered on behalf of the Company and Sellers, respectively, and this Agreement constitutes, and such documents when executed and delivered will constitute, the legal, valid and binding obligations of the Company and each Seller, respectively, enforceable against the Company and Sellers in accordance with their respective terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally.

      4.3 Capital Stock and Ownership of Shares; Subsidiaries. The total number of shares of capital stock, and the classes and par values thereof, which the Company is authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned by each Seller is set forth in Schedule 4.3(i) attached hereto. Except as set forth on Schedule 4.3(ii), there are no outstanding subscriptions, options, warrants, preemptive rights, voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability or other rights entitling any third party to acquire from Sellers or the Company any shares of capital stock or other securities of the Company. The Shares have been duly and validly issued, are fully paid and non-assessable and are owned free and clear of any lien, charge, claim, encumbrance, security interest, mortgage, pledge, assessment or other adverse interest of any kind or nature whatsoever. On the Closing Date, each Seller will own their respective Shares free and clear of any lien, charge, claim, encumbrance, security interest, mortgage, pledge, assessment or other adverse interest of any kind or nature whatsoever. The Company has no subsidiaries. All treasury shares of stock of the Company are set forth on Schedule 4.3(iii).

      4.4 Validity of Contemplated Transactions, Needed Consents, etc. Except as set forth on Schedule 4.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other person or accelerates the performance required by, or results in the creation of any Encumbrance upon any of the properties or assets of the Company or the Shares under (a) any existing law, ordinance, or governmental rule or regulation to which the Company or Sellers is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company, (c) the charter documents or by-laws of the Company or any securities issued by the Company, or (d) any Material Contract or gives any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company thereunder. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the Sellers.

      4.5 Financial Information. The Company has delivered to Purchaser true and complete copies of (a) the unaudited balance sheet of the Company for December 31, 2004 and the fiscal years ended on or about December 31 in the years 2001, 2002, 2003 and 2004 and (b) the related statements of income, cash flow and shareholders' equity for the fiscal years then ended (collectively the "Financial Statements"). The Financial Statements, including the related notes, fairly present the financial position of the Company at the dates indicated and the results of operations, cash flow and shareholder's equity of the Company for the periods then ended, in conformity with the accounting principles historically applied by the Company, are correct and complete and are consistent with the books and records of the Company.

      4.6 Tax and Other Returns and Reports.

            4.6.1 Status. The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the Closing Date.

            4.6.2 Filing of Tax Returns. The Company and the Sellers (and any affiliated group of which Company is now or has been a member) have timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof. At the time they were filed, all such returns were complete and accurate in all material respects. For purposes of this Section 4.6, the term "Company" shall be deemed to include any predecessor of the Company or any persons or entity from which the Company incurs a liability for Taxes as a result of transferee liability. Neither Company nor any group of which Company is now or was a member, has requested any extension of time within which to file returns that have not been filed (including, without limitation, information returns) in respect of any Taxes.

            4.6.3 Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been paid, or an adequate reserve has been established therefor, and the Company does not have any liability for Taxes in excess of the amounts so paid or reserves so established.

            4.6.4 Audit History. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority, which deficiencies have not been paid. There are no pending or, to the best of the Company's and Controlling Shareholders' Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that, in the reasonable judgment of Sellers or the Company is likely to result in an obligation by the Company to pay any additional amount of Taxes. The Company has not received written notice that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

      4.7 Title to and Condition of Properties.

            4.7.1 Schedule 4.7.1 hereto contains a true and complete list of all of the Owned Real Property. The Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, reflected on the most recent Financial Statements as being owned by the Company (except for Inventory or other assets sold since the date thereof in the ordinary course of business consistent with past practice) except for Permitted Encumbrances. All machinery, equipment and other assets needed to operate the Business are in good and operating condition and will be in good and operating condition on the Closing Date, subject to normal wear and tear. At Closing, title to the Owned Real Property shall be insurable by a title insurance company reasonably satisfactory to Purchaser, at such company's regular rates pursuant to an ALTA 1987 owner's form of policy, free of all exceptions except the aforesaid easements, restrictions and covenants to the extent not objectionable to Purchaser. Copies of any existing title insurance policies shall be delivered to Purchaser upon execution of this Agreement. The usage of all Owned Real Property and the buildings located thereon are in compliance with applicable zoning laws and regulations. All buildings and structures owned or leased by the Company, and the mechanical components (including HVAC systems), roofs, fixtures and equipment located therein or thereon, are now, and at the Closing Date will be, in good operating condition and repair, subject only to normal maintenance and repair, fit for the uses for which they are intended, and no necessary repairs will need to be made as of the Closing Date to continue the use of such buildings and structures as presently used. There are no outstanding options, rights of first refusal to purchase any Owned Real Property, and there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property.

            4.7.2 Schedule 4.7.2 lists and describes all Leased Real Property of Company. Company has delivered to Purchaser correct and complete copies of all of the leases and subleases identified on Schedule 4.7.2. With respect to each lease and sublease listed on Schedule 4.7.2:

                  (i) the leases or subleases are legal, valid, binding, enforceable and in full force and effect;

                  (ii) the leases or subleases will continue to be legal, valid, binding or enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (iii) neither the Company, nor to the Knowledge of the Company or the Controlling Shareholders, any other party to the leases or subleases is in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder.

                  (iv) there are no disputes, oral agreements or forfeiture programs in effect as to any such leases or subleases;

                  (v) Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest in the leasehold; and

                  (vi) Company's use of the Leased Real Property is in compliance in all material respects with all applicable zoning laws and regulations.

      4.8 Litigation. Except for those matters set forth on Schedule 4.8 attached hereto, no litigation, arbitration, action, suit, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority or other governmental department, commission, board, agency or instrumentality, domestic or foreign, is pending or, to the Knowledge of the Company or the Controlling Shareholders, threatened against the Company, at law or in equity. To the Company's and Controlling Shareholders' Knowledge, each product manufactured, sold, leased or distributed by the Company was or is in conformity in all material respects with all applicable contractual commitments and all expressed and implied warranties. The Company does not have any material liabilities in excess of the liabilities set forth in the Financial Statements for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or distributed by the Company.

      4.9 Insurance. Schedule 4.9 sets forth a list of each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company is presently an insured, a named insured or otherwise a principal beneficiary of coverage, including all bonds and letters of credit whether provided by the Sellers or the Company. With respect to each such insurance policy, bond or letter of credit:

            4.9.1 the policy, bond or letter of credit is legal, valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and, except for policies that have expired under their terms in the ordinary course, and each such policy, bond or letter of credit is in full force and effect;

            4.9.2 the Company is not in breach or default of such policy, bond or letter of credit(including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification under the policy; and

            4.9.3 no party to the policy, bond or letter of credit has repudiated, or given notice of an intent to repudiate, any provision thereof.

      4.10 Contracts and Commitments.

            4.10.1 Schedule 4.10 contains a complete and accurate list of each of the following contracts and agreements of the Company (such contracts and agreements, together with all agreements relating to Intellectual Property set forth in Schedule 4.16, being herein referred to as "Material Contracts"):

                  (i) each contract and agreement for the purchase of Inventory under the terms of which the Company: (A) is required to pay or otherwise give consideration of more than $10,000 in the aggregate after the Closing Date, and
(B) which cannot be cancelled by the Company without penalty and without more than thirty (30) days' notice;

                  (ii) each contract and agreement for the sale of products or for the furnishing of services by the Company: (A) pursuant to which the Company is to receive consideration of more than $10,000 in the aggregate after the Closing Date, and (B) which cannot be cancelled by the Company without penalty and without more than thirty (30) days' notice;

                  (iii) all employment agreements or other contracts (including without limitation severance agreements and arrangements) with employees, independent contractors, consultants or similar individuals or entities to which the Company is a party or is bound;

                  (iv) all contracts and agreements relating to Indebtedness or Liabilities of the Company;

                  (v) all contracts and agreements with any Governmental Authority to which the Company is a party, including record retention agreements and powers of attorney;

                  (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (vii) all contracts and agreements between or among the Company and any Seller or any Affiliate of a Seller; and

                  (viii) all agreements for the purchase, sale, lease or improvements of real property, and capital expenditures.

            4.10.2 Except as disclosed in Schedule 4.10, each Material Contract and the Government Contract:

                  (i) is valid and binding on and enforceable against the Company and, to the Company's and Controlling Shareholders' Knowledge, on the other respective parties thereto and is in full force and effect; and

                  (ii) the Company is not in breach of, or in default under, the Government Contract or any Material Contract and no event or action has occurred, is pending, or to the Knowledge of the Company, is threatened, which after the giving of notice, or the lapse of time, or otherwise, will constitute or result in a breach or default by the Company.

                  (iii) to the best of the Company's and Controlling Shareholders' Knowledge, no other party to the Government Contract or any Material Contract is in material breach thereof or material default thereunder.

            4.10.3 There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company.

      4.11 Supplier Contracts. With respect to the Company's relationships with its suppliers :

            4.11.1 All suppliers of products sold or distributed by the Company are listed on Section 4.11.1 of the Schedule 4.11 and are segregated based upon whether such supplier is U.S. based or non-U.S. based. All written supply agreements are attached to Section 4.11.1 of Schedule 4.11;

            4.11.2 All sourcing agreements for products sold or distributed by the Company which extend beyond ninety (90) days of Closing are listed on
Section 4.11.2 of Schedule 4.11;

            4.11.3 Section 4.11.3 of Schedule 4.11 lists any rebate arrangements which exist between either of the Company or its suppliers; and

            4.11.4 All notifications of price increases or rebate reductions or discount reductions from suppliers of the Company are listed on Section 4.11.4 of Schedule 4.11.

      4.12 Employees. To the Knowledge of the Company and the Controlling Shareholders, no executive, key employee or group of employees has any plans to terminate employment with the Company other than routine terminations which are not reasonably expected to have a Material Adverse Effect on the Business. None of the employees of the Company are subject to any collective bargaining agreement. The Company has not committed an unfair labor practice, as such term is defined in federal labor law, or experienced any strikes, charges of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

      4.13 Employee Benefit Plans and Arrangements.

            4.13.1 Schedule 4.13 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

            4.13.2 Each such Employee Benefit Plan (and each related trust, insurance contract or fund) subject to ERISA complies in form and in operation in accordance with its terms and in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

            4.13.3 All required reports and descriptions, including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions, have been filed or distributed appropriately with respect to each Employee Benefit Plan subject to Title I of ERISA. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section4980B have materially been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            4.13.4 All contributions, including all employer contributions and employee salary reduction contributions, which are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan which is a Pension Plan and all contributions which are due for any period ending on or before the Closing Date will have been paid on or before the Closing Date to each such Pension Plan or will have been accrued in accordance with the past custom and practice of the Company. All premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            4.13.5 Each such Employee Benefit Plan which is a Pension Plan covering employees in the United States which is intended to be a "qualified plan" under Code Section 401(a) substantially meets the requirements of Code
Section 401(a) and has received a favorable determination letter from the Internal Revenue Service or has pending an application for a determination letter which was timely filed.

            4.13.6 The market value of assets under each such Employee Benefit Plan which is a Pension Plan that is covered by Title IV of ERISA and subject to the minimum funding standards of Section 412 of the Code covering employees in the United States, other than any Multiemployer Plan, equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with the methods of the U.S. Pension Benefit Guaranty Corporation factors and assumptions applicable to such a Pension Plan terminating on the date for determination.

            4.13.7 The Company has delivered to Purchaser correct and complete copies of the plan documents (including amendments) and summary plan description, the most recent determination letter received from the Internal Revenue Service (for each Pension Plan), the most recent Form 5500 Annual Report, if applicable, and all related trust agreements, insurance contracts and other funding agreements or other documents which implement each Employee Benefit Plan.

            4.13.8 The Company has the right to amend or terminate, without the consent of any other Person, any Employee Benefit Plan it maintains, except as proscribed by law.

            4.13.9 With respect to each Employee Benefit Plan that the Company maintains or ever has maintained, within the seven years ending on the Closing Date, or to which any of them contributes, contributed within the seven years ending on the Closing Date, or ever has been required to contribute, within the seven years ending on the Closing Date:

                  (i) No such Employee Benefit Plan is a Pension Plan that is subject to Title IV of ERISA.

                  (ii) To the Company's and Controlling Shareholders' Knowledge, there have been no prohibited transactions (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan subject to Title I of ERISA. To the Knowledge of the Company or the Controlling Shareholders, no Fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation relating to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company's and Controlling Shareholders' Knowledge, threatened. The Company has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

            4.13.10 The Company has not, within the seven years ending on the Closing Date, contributed to, or been required to contribute to any Multiemployer Plan or has any liability, including withdrawal liability, under any Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

            4.13.11 The Company is not required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than in accordance with Code Section 4980B.

            4.13.12 The consummation of this Agreement and the performance of each of the respective obligations of the Company and Purchaser under this Agreement do not cause or trigger the obligation to make any severance payment or other payments to any officer, director or employee of the Company.

      4.14 Environmental Matters.

            4.14.1 Schedule 4.14 lists all Environmental Permits presently held by the Company. The Company holds all Environmental Permits necessary or proper for the conduct and operation of the Business and the occupancy and use of its Real Property, and all such Environmental Permits are in full force and effect. The Company has timely submitted renewal applications and annual filing fees for all such Permits and has paid all fees associated with the Permits. The Company and the Controlling Shareholders have not received any written notice from any Governmental Authority revoking, canceling, rescinding, modifying or refusing to renew any Environmental Permits or providing written notice of violations or liability under any

Law and Environmental Laws. The Company has been and is presently in substantial compliance with the Environmental Permits and the requirements of the Environmental Permits.

            4.14.2 Except as disclosed in Schedule 4.14:

                  (i) Hazardous Substances have not been released, spilled or disposed from, on, in or under any Real Property by the Company, or to the Company's and Controlling Shareholders' Knowledge by any other Person, and have not been generated, used, handled, disposed, treated, or stored on, or transported to or from, any Real Property, except in substantial compliance with all applicable Environmental Laws;

                  (ii) the Company has disposed of all Hazardous Substances in compliance with all applicable Environmental Laws and Environmental Permits;

                  (iii) there are no pending or threatened Environmental Claims or Environmental Liabilities against the Company or any Real Property and the Company has not received any written notice of any such Environmental Claims or Environmental Liabilities;

            4.14.3 to the Company's and Controlling Shareholders' Knowledge, there are not currently nor were there previously any USTs, nor any asbestos-containing materials in any form, materials or equipment containing polychlorinated biphenyls, or any landfills or disposal areas on any Real Property.

            4.14.4 Controlling Shareholders and the Company have provided Purchaser with complete and accurate copies of all written information in their possession or control pertaining to the Business and the Company's compliance with and Liability under all Environmental Laws and Permits, including compliance audits and environmental assessments, notices of violation and liability, orders, regulatory inspections, and sampling of the Environment at, on, in, under or around the Real Property.

      4.15 Compliance or Liability Under Laws; Permits, etc.. Schedule 4.15 lists all Operating Permits, presently held by the Company. Except as set forth on Schedule 4.15 hereof, the Company is not in violation in any material respect nor have any Liability under any domestic or foreign Law, including all Environmental Laws. The Company currently holds all Operating Permits necessary or proper for the conduct of the Business and all such Operating Permits are in full force and effect. The Company and Controlling Shareholders have not received any written notice from any Governmental Authority or Person revoking, canceling, rescinding, materially modifying, or refusing to renew any Operating Permit, or providing written notice of violations or Liability under any Law and Environmental Laws or Environmental Permits. The Company has been and is in substantial compliance with the Operating Permits, and the requirements of such Operating and Environmental Permits.

      4.16 Intellectual Property.

            4.16.1 Schedule 4.16 sets forth a true and complete list and a brief description of all Intellectual Property, including all Intellectual Property owned by Company ("Owned Intellectual Property") and a true and complete list and a brief description, any license, sublicense, agreement, or permission to use Intellectual Property ("Licensed Intellectual Property"). Except as otherwise described in Schedule 4.16, in each case where a registration or application for registration listed in Schedule 4.16 is held by assignment, the assignment has been duly recorded. To the Knowledge of the Company or the Controlling Shareholders, the rights of the Company in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and the Company and Controlling Shareholders have not received any claim or written notice from any Person to such effect.

            4.16.2 Except as disclosed in Schedule 4.16;

                  (i) all the Owned Intellectual Property is owned by the Company free and clear of any Encumbrance except Permitted Encumbrances;

                  (ii) the Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used; and

                  (iii) no Actions are pending (nor, to the Company's and Controlling Shareholders' Knowledge, have been threatened) against the Company either (A) based upon, or challenging, or seeking to deny or restrict, the use by the Company of any of the Intellectual Property, or (B) alleging that any services provided or products sold by the Company are being provided or sold in violation of any patents, trademarks or intellectual property rights of any Person. To the Company's and Controlling Shareholders' Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names or trade secrets that infringe upon the Owned Intellectual Property or upon the rights of the Company therein. Except as disclosed in Schedule 4.16, the Company has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of the Company in any of the Licensed Intellectual Property.

            4.16.3 The Intellectual Property described in Schedule 4.16 constitutes all the Intellectual Property used or held by the Company in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company or the Business.

            4.16.4 As to each item of Intellectual Property that any third party owns and that Company uses pursuant to licenses, sublicenses, agreements or permissions, Company has delivered to Purchaser copies of all such licenses, sublicenses, agreements and permissions, and with respect to each such item of Intellectual Property:

                  (i) the licenses, sublicenses, agreements, or permissions, covering the item is legal, valid, binding, enforceable and in full force and effect;

                  (ii) the licenses, sublicenses, agreements, or permissions will continue to be legal, valid, binding or enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (iii) neither the Company, nor to the Knowledge of the Controlling Shareholders or the Company, any other party to the licenses, sublicenses, agreements, or permissions is in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) the licenses, sublicenses, agreements or permissions is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                  (v) no Action is pending or to the Company's or Controlling Shareholders' Knowledge, is threatened which challenges the legality, validity, or enforceability; and

                  (vi) except as disclosed in Schedule 4.16, Company has not granted any sublicenses or similar right with respect to such licenses, sublicenses, agreements or permissions.

            4.16.5 To the Knowledge of the Company or the Controlling Shareholders, the Company has not interfered with, infringed upon, misappropriated, or come into conflict with any Intellectual Property rights of third parties. To the Knowledge of the Company or the Controlling Shareholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Company. Further, to the Knowledge of Company and the Controlling Shareholders, Company will not interfere with, infringe, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted.

      4.17 Undisclosed Liability. Company does not have any Liabilities (there is no basis for any pending or future suit, action, proceeding, hearing, investigation, charge, complaint, demand or claim against Company giving rise to any Liabilities) except for (i) Liabilities set forth on the most recent balance sheet of Company dated December 31, 2004, and (ii) Liabilities which have arisen after the most recent fiscal month end ending December 31, 2004 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

      4.18 Products, Inventories and Operations.

            4.18.1 The Company does not maintain and is not required to maintain a registration of its manufacturing facilities with FDA or USDA.

            4.18.2 Except as set forth in Schedule 4.19, the finished goods inventories, net of reserves for excess and obsolete inventories, at the Closing are in good, usable and salable condition, free from any defect, whether latent or patent, and currently of a quality, strength and purity which is in conformity with applicable Law. To the Knowledge of the Company or the Controlling Shareholders, no article in such inventories is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act nor is any finished article contained in such inventories an article which may not, under the provisions of Sections 404 or 505 of the said Act, be introduced into interstate commerce for the uses thereof previously made by the Company or in violation with any rules and regulations of the USDA. The inventories of finished goods of the Products are packaged for resale in customary packaging used for those products by the Company.

            4.18.3 Except as set forth in Schedule 4.19, the manufacture, use and sale by the Company of its Inventory are in accordance in all material respects with the provisions of applicable Law and to the Knowledge of the Company or the Controlling Shareholders do not interfere with the rights of any Person to know-how or to any property right the existence of which would materially adversely affect the value of the inventories.

      4.19 Formulae, Etc., for Products. Schedule 4.19 contains a true and correct list of the products currently in Inventory and currently being manufactured by the Company. The Company has a sufficient combination of manufacturing and testing instructions, formulae and other documentation to conduct its Business. The Company shall preserve all such manufacturing instructions, formulae and other documentation and all available information concerning the products under development and shall disclose to Purchaser all manufacturing processes by the Company relating to the products.

      4.20 Product Liability. There are no Liabilities (and there is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any Liabilities) arising out of any injury to any individual or property as a result of ownership, possession, or use of any product manufactured, sold, leased or delivered by Company.

      4.21 Product Warranty. Each Product manufactured, sold, leased or delivered by Company has been in conformity in all material respects with all applicable contractual commitments and all express or implied warranties and Company has no Liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any Liabilities) for replacement or repair thereunder or other damages in connection therewith. No Product manufactured, sold, leased or delivered by Company is subject to any current warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.21 lists the standard terms and conditions of sale or lease by Company.

      4.22 Notes and Accounts Receivable. All notes and accounts receivable of Company are reflected properly on its books and records, are valid Receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms, subject to only to the reserve for bad debts on the most recent balance sheet dated December 31, 2003 in accordance with past customary practices of Company.

      4.23 Conduct of Business. Since December 31, 2003, the Company has conducted its business only in the ordinary course, and, except as contemplated by this Agreement or disclosed in Schedule 4.23, there has not been any:

            4.23.1 event which has had a Material Adverse Effect;

            4.23.2 sale, assignment, transfer, mortgage, pledge or lease of any assets of the Company except in the ordinary course of business;

            4.23.3 issuance, sale or other disposition by the Company of any stock, stock options, bonds, notes or other securities of the Company; 4.23.4 any payment of a cash dividend by the Company;

            4.23.5 increase in the rates of direct compensation payable or to become payable by the Company to any officer, employee, agent or consultant, other than routine increases made in the ordinary course of business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at December 31, 2003, except as required by existing agreements or laws;

            4.23.6 revaluation by the Company of any of its respective assets;
or

            4.23.7 damage, destruction or loss affecting the properties or business of the Company having a Material Adverse Effect.

      4.24 Investments. The Company does not own any capital stock or other securities or any other direct or indirect interest or investment in any firm, corporation or other entity (including any joint venture or partnership).

      4.25 Affiliate Transactions. Except as disclosed on Schedule 4.25, the Sellers have not, since January 1, 1999, had, directly or indirectly (a) any interest in any Person which purchases from or sells or furnishes to the Company any goods or services; (b) a beneficial interest in any contract, commitment or agreement to which the Company is a party or by which it may be bound or affected; or (c) any interest or claim against the Company.

      4.26 Brokers. All negotiations relative to this Agreement have been carried on by it and its representatives without the intervention of any other Person engaged by it who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, except MedTech Capital, Inc., which such fee shall be paid by the Sellers.

      4.27 Disclosure. No statement of fact by the Company or Sellers contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading as of the date of which it speaks.

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      Purchaser represents and warrants to Sellers and the Company as follows:

      5.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

      5.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof ("Purchaser's Documents") will be, duly executed and delivered by Purchaser and this Agreement constitutes and the Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally.

      5.3 Validity of Contemplated Transactions, etc. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person or accelerates the performance required by, or results in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser, under (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the Articles of Incorporation, By-laws, or Code of Regulations of, or any securities issued by, Purchaser, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

      5.4 Investment Purpose. Purchaser is an "Accredited Investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended. Purchaser acknowledges that it has had the opportunity to ask questions of and receive information from Sellers regarding the purchase of the Shares and the Company. Purchaser is purchasing the Shares for investment only and not with a view to resale or otherwise dispose of all or any part of the Shares unless and until Purchaser determines at such future date that changed circumstances, not now anticipated, make such disposition advisable, and then, only in compliance with the Securities Act of 1933, as amended, and all other applicable securities laws. Purchaser acknowledges that the Shares are not being registered under the securities laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such laws, and that the statutory basis for such exemptions may not be present if the Purchaser has a present intent to acquire the Shares with a view to the distribution thereof.

      5.5 Brokers. All negotiations relative to this Agreement have been carried on by it directly without the intervention of any Person engaged by it who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby except J. Jeffrey Brausch & Company, which such fee shall be paid by the Purchaser.

      5.6 Disclosure. No statement of fact by the Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading as of the date of which it speaks.

6.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      6.1 Survival of Representations and Warranties. Except for the representations and warranties contained in Sections 4.6 and 4.14 hereof which shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extensions thereof) plus 30 days, all representations and warranties made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished pursuant to the terms of this Agreement, shall terminate upon the delivery date from Purchaser's certified public accountants of Purchaser's year end audited financial statements for the period ending September 30, 2007 for the Company and Purchaser, but in no event later than November 30, 2007 (such date to be referred to herein as the "Termination Date").

7.    COVENANTS.

      7.1 Conduct of Business of the Company Prior to the Closing.

            7.1.1 Between the date hereof and the Closing Date, the Company shall conduct its business in the ordinary course and consistent in all material respects with the Company's prior practices. Without limiting the generality of the foregoing without Purchaser's prior consent the Company shall:

                  (i) continue its advertising and promotional activities, and pricing and purchasing policies in accordance with past practice;

                  (ii) not shorten or lengthen the customary payment cycles for any of its payables or Receivables;

                  (iii) use commercially reasonable efforts, without making any commitments on behalf of the Purchaser, to (A) preserve intact the Company business organization and the Business, (B) keep available to the Purchaser the services of the executives and significant employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business, and (D) preserve the Company's current relationships with its customers, suppliers and other Persons with which it has significant business relationships;

                  (iv) exercise, but only after notice to the Purchaser, any rights of renewal pursuant to the terms of any leases or subleases for Leased Real Property which by their terms would otherwise expire;

                  (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by the Sellers herein;

                  (vi) not transfer to any Seller by way of dividend, distribution or otherwise any amounts except for Tax refunds which shall be retained by Sellers and amounts payable with respect to Taxes, rent, computer services and other charges consistent with past practices and as otherwise described in Schedule 7.1.1;

                  (vii) maintain in full force and effect all insurance policies set forth on Schedule 4.9 or an equivalent replacement policy;

                  (viii) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any Material Contract and which will have a Material Adverse Effect;

                  (ix) furnish to Purchaser within thirty (30) days after the end of a fiscal month unaudited financial statements for the Company for such period in the same form as delivered to Purchaser for the prior months of 2004;

                  (x) not merge or consolidate with any Person other than the Company without the prior written consent of Purchaser;

                  (xi) promptly notify Purchaser of any event which will have a Material Adverse Effect;

                  (xii) not enter into, or become obligated under, any lease, contract, agreement or commitment except for any lease, contract, agreement or commitment involving a payment by the Company of less than $25,000 which is entered into in the ordinary course of the Business; and

                  (xiii) not change, amend or terminate or otherwise modify any lease, contract, agreement or commitment, unless such change, amendment or termination is entered into in the ordinary course of business and would not have a Material Adverse Effect.

      7.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company and the Company's officers, directors, employees, agents, representatives, accountants and counsel shall:

            7.2.1 afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company; and

            7.2.2 furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such audited and unaudited financial statements and any other financial or other information or other information available to Sellers and which is reasonably necessary for the preparation by the Purchaser of documents required for financing the purchase of the Shares (or legible copies thereof).

            7.2.3 In order to facilitate the resolution of any claims made by or against or incurred by the Sellers, the Purchaser or the Company, for a period of ten years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the IRS, the Purchaser and the Company shall:

            7.2.4 retain the books and records of the Company which relate to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company; and

            7.2.5 upon reasonable notice, afford the Sellers and the authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

      7.3 Due Diligence. The Company will permit representatives of Purchaser to have reasonable access at reasonable times upon reasonable notice to all premises, properties, personnel, books, records including tax records, contracts, and documents of or pertaining to the Company and the Business. Such parties will also furnish Purchaser and its representatives with copies of all such information and data concerning the affairs of the Company Purchaser reasonably may request for the purpose of verifying the representations and warranties made herein and further investigating the business and affairs of the Company. In furtherance therefore, subject to the prior consent of the Company (which shall not be unreasonably withheld) the Company will permit Purchaser, in a manner approved by the Company, to make contact with all members of management of the Company, with their customers and with such other Persons with which the Company has been conducting business. The performance of this due diligence on the part of Purchaser or the acquisition of information by Purchaser shall not relieve the Company or the Controlling Shareholders from any representation, warranty or covenant made by either of them in this Agreement. All information obtained by Purchaser pursuant to this Agreement shall be kept confidential in accordance with the Non-Disclosure Agreement dated July 28, 2004 between the Company and Purchaser (the "Confidentiality Agreement").

      7.4 Regulatory and Other Authorizations; Notices and Consents.

            7.4.1 Each party hereto shall use its best efforts to obtain (or, in the case of the Sellers, cause the Company to obtain) any authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            7.4.2 The Company shall give promptly such notice to third parties and use its best efforts to obtain such third party consents and estoppel certificates as may be required in connection with the transactions contemplated by this Agreement.

            7.4.3 The Purchaser shall cooperate and assist the Company in giving such notices and obtaining such consents and estoppel certificates.

            7.4.4 The Sellers and the Purchaser further agree that, If any consent, approval or authorization necessary or desirable to preserve for the Business or the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any Seller or the Company is a party is not obtained or received prior to the Closing Date, and subject to the agreement of the Purchaser to consummate the purchase of the Shares from the Sellers pursuant to this Agreement despite the failure of the Sellers to deliver any such consent, approval or authorization, prior thereto, the Sellers shall, subsequent to the Closing, cooperate in all reasonable respects with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable; provided, however, the Sellers shall have no obligation to give any guarantee or other consideration of any nature in connection with obtaining such consent, approval or authorization. In such event, if such consent, approval or authorization cannot be obtained, the Sellers shall use their best efforts to provide the Company with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Company shall assume the obligations and burdens thereunder.

      7.5 Notice of Developments. Prior to the Closing, each party to this Agreement shall promptly notify the other parties to this Agreement in writing of any of the following matters which come to such party's attention:

            7.5.1 all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which will result in a breach of a representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any material respect; provided, however, if the Sellers notify the Purchaser of any such events, circumstances or facts and (a) the Closing occurs, then Purchaser shall not have any claim against the Sellers for Damages on account of the matter which is the subject of such notifications or (b) the applicable event, circumstances or facts is not the result of the breach by the Sellers or the Company of any of their respective covenants or agreements contained in this Agreement and the Buyer terminates this Agreement pursuant to Section 11.1.1, then Purchaser shall not have any claim against the Sellers or the Company on account of the matter which is the subject of the notification; and

            7.5.2 all other material developments affecting the business and financial condition of the Company, in the case of the Sellers and the Company, and, in the case of the Purchaser, the Purchaser and its Affiliates.

      7.6 No Solicitation or Negotiation; Break-Up Fee. The Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, neither the Sellers, nor the Company, nor any of their respective Affiliates, officers, directors, representatives or agents will:

            7.6.1 solicit, initiate or intentionally encourage any other proposals or offers (hereinafter referred to as an "Acquisition Transaction") from any Person,

                  (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than Inventory or Receivables to be sold in the ordinary course of business consistent with past practice or tangible personal property obsolete or surplus to the requirements of the Business),

                  (ii) to enter into any business combination with the Company, or

                  (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company, or

            7.6.2 participate in any discussions, conversations, negotiations and other communications regarding, or unless otherwise required by law, furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons heretofore conducted with respect to any of the foregoing. Subject to the terms of any agreements in existence as of the date hereof, the Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or other contact.

            If, after the execution of this Agreement and prior to the termination thereof in accordance with the terms of Section 11.1.1(i), the Company or Sellers enter into any binding agreement to engage in an Acquisition Transaction with a third party, or the Company or Sellers otherwise actually completes a sale of the Shares to a third party, the Sellers shall be entitled to terminate this Agreement in its entirety forthwith upon written notice to the Purchaser and without any further rights or obligations on the part of either party except as specifically provided for herein, and the Company and the Controlling Shareholders, shall jointly and severally be liable to the Purchaser for an amount equal to Four Hundred Thousand Dollars ($400,000), payable by wire transfer of immediately available funds to the bank account or accounts specified by the Purchaser. The Sellers and the Purchaser agree that payment of the foregoing sum constitutes a fair and equitable measure of liquidated damages which would be sustained by the Purchaser by reason or arising out of the Sellers' violation of the provisions of this Agreement and shall in no event or respect be deemed a penalty.

      7.7 Final Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed, at Sellers' expense, all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Purchaser to review and comment on each such tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax item for such periods on their tax returns in a manner consistent with the Schedule K-1s prepared by Sellers for such periods. Such tax returns shall be prepared assuming the accounting method change application referred to in Section 9.1.11 is approved by the IRS. Neither the Purchaser nor the Company shall amend or cause to be amended any tax return of the Company for any period ending on or prior to the Closing Date, except where such amendment is required or compelled by any applicable law, regulation, court or administrative agency, or as otherwise mutually agreed between Sellers and Purchaser.

      7.8 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

      7.9 Press Releases. Except as required by applicable law, no party shall make any public statement or issue any press release concerning the transaction referenced herein without the prior approval of all other parties hereto, which approval shall not be unreasonably withheld or delayed.

8.    TAX MATTERS

      8.1 Sellers' Indemnity. The Controlling Shareholders shall jointly and severally indemnify and hold harmless Purchaser, the Company, and each of their respective officers, directors, employees, agents and successors and assigns, from and against all Taxes (i) with respect to all periods ending on or prior to the Closing Date, (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"), or (iii) payable as a result of a material breach of any representation or warranty set forth in Section 4.6 of this Agreement. Notwithstanding the foregoing, the Controlling Shareholders shall not be required to indemnify Purchaser or the Company for Taxes (y) to the extent of the reserves set forth on the Closing Balance Sheet, or (z) payable as a result of any events occurring on the Closing Date, or after the Closing, which are outside of the ordinary course of business. Sellers shall be entitled to any net refunds of Taxes (including interest thereon) with respect to the periods described in clauses (i) and (ii) above, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a period beginning after the Closing Date. No such carryback shall be made without the expressed written permission of Sellers.

      8.2 Purchaser Indemnity. Purchaser shall indemnify and hold harmless Sellers and their agents, successors and assigns, from and against all Taxes (i) with respect to all periods beginning after the Closing Date, (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "Post-Closing Partial Period"), (iii) payable as a result of an election made (or deemed made) under Section 338 of the Code or any comparable provision of state or local law, or (iv) payable as a result of any events occurring on the Closing Date, or after the Closing Date, which are outside of the ordinary course of business. Purchaser shall be entitled to all refunds of Taxes with respect to the periods described in clauses (i) and (ii) above.

      8.3 Payment for Tax Benefits Realized in Connection With Indemnity by Sellers. If the Sellers are required to make an additional payment of Taxes (either directly to a Governmental Authority or to the Purchaser as an indemnity payment under Article 8 of this Agreement) and, in connection with such payment, the Purchaser or the Company obtains a deduction or credit, Purchaser shall pay to Sellers making such payment an amount equal to the actual tax savings produced by such deduction or credit. The amount of any such tax savings for any period shall be the amount of the reduction in Taxes reflected on any consolidated federal income tax return or any foreign, state or local tax return (net of any resulting increases in Taxes reflected on any other such return) for such period as compared to the Taxes that would have been reflected on such return in the absence of such deduction or credit. Any deduction or credit not resulting in an actual tax savings for the taxable period to which it relates or for any earlier period shall be carried forward to succeeding taxable years until used to the extent permitted by law. All payments pursuant to this Section
8.3 shall be made within 30 days after the filing of the applicable tax return for the period in which such deduction or credit results in a reduction in the Taxes paid by the entity receiving such deduction or credit. If Purchaser makes a payment pursuant to this Section 8.3 and it is later determined that Purchaser did not receive the actual tax savings (or portion thereof) relating to such payment (including non-receipt of such tax benefit as the result of the absorption of other losses or tax benefits incurred by the Purchaser, Company or the affiliated group of which either of them are members), Sellers shall promptly refund such payment (or such allocable portion thereof) with interest (at the prevailing prime rate) to Purchaser.

      8.4 Allocation Between Partial Periods. Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of Company during such Pre-Closing Partial Period and such Post-Closing Partial Period.

      8.5 Post-Closing Audits and Other Procedures. Sellers, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period. The Controlling Shareholders shall have the right to Control the conduct of any audit or proceeding for which the Controlling Shareholders agree that any resulting Tax is covered by the indemnity provided in Section 8.1 of this Agreement, except that, if the audit or proceeding involves a taxable period that begins before and ends after the Closing Date, the Controlling Shareholders and Purchaser shall jointly control the conduct of any audit or proceeding.

      8.6 Cooperation. Each Seller, on the one hand, and Purchaser and the Company, on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Company as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.

9.    CONDITIONS PRECEDENT TO THE CLOSING

      9.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            9.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers and the Company contained in this Agreement or in any schedule, certificate or document delivered by Sellers and the Company to Purchaser pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            9.1.2 Compliance with this Agreement. Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            9.1.3 No Pending Litigation. On the Closing Date, no suit, action, investigation or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened by any governmental or regulatory commission, agency, body or authority or by any other Person before any court or governmental or regulatory official, body or authority in which it is sought to restrain, prohibit or challenge the consummation of the transactions contemplated hereby and the operation of the Company.

            9.1.4 No Material Change. There shall not have been any event which would reasonably have a Material Adverse Effect.

            9.1.5 Due Diligence. Purchaser shall, at its discretion, be satisfied with its due diligence investigation of the Company.

            9.1.6 Termination of Agreement. Neither Purchaser nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

            9.1.7 Delivery of Documents. Sellers shall have complied with
Section 3.2 hereof.

            9.1.8 Management. The Company shall have entered into Employment Agreements/Consulting Agreements or reached employment arrangements with the Key Employees on terms and conditions satisfactory to Purchaser, which terms and conditions shall include, in the case of Robert W. Minarchi and his wife, Virginia A. Minarchi, an agreement not to compete with the Company for a term of five years after the termination of the Employment Agreement and the termination of the Consulting Agreement, respectively, with the Company.

            9.1.9 Third Party Consents. The Company shall have received consents from all third parties that are required in connection with the consummation of the transactions contemplated by this Agreement.

            9.1.10 Government Contract Approval. Sellers shall have notified the appropriate and necessary Governmental Authority concerning this transaction, and the appropriate and necessary Governmental Authority shall have not objected to this transaction and the Government Contract shall remain in full force and effect with its terms with such Governmental Authority.

            9.1.11 Method Change Tax Application. Company shall have filed with the IRS an accounting method change application that proposes to account for raw materials and in-process production as Inventory and acquired cell lines as depreciable assets.

      Purchaser shall have the right to waive any of the foregoing conditions precedent.

      9.2 Conditions Precedent to the Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            9.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Sellers pursuant to the provisions hereof shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            9.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            9.2.3 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

            9.2.4 Termination of Agreement. Neither Purchaser nor Sellers shall have terminated this Agreement pursuant to Section 11.1.

            9.2.5 Third Party Consents. The Company shall have received consents from all third parties that are required in connection with the consummation of the transactions contemplated by this Agreement.

            9.2.6 Delivery of Documents. Purchaser shall have complied with
Section 3.3 hereof.

      Sellers shall have the right to waive any of the foregoing conditions precedent.

10.   INDEMNIFICATION

      10.1 General Indemnification Obligation of Controlling Shareholders. Except as otherwise provided in Article 8 hereof with respect to Taxes from and after the Closing, the Controlling Shareholders, jointly and severally, will reimburse, indemnify, defend, and hold harmless Purchaser, its officers, directors, employees, agents, and successors and assigns (each an "Indemnified Purchaser Party") against and in respect of:

            10.1.1 any and all Environmental Claims, Environmental Liabilities, damages, losses, deficiencies, liabilities, costs and expenses ("Damages") incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of any misrepresentation, breach of warranty, liability, or non-fulfillment of any agreement or covenant on the part of the Sellers, the Controlling Shareholders or, prior to the Closing, the Company under this Agreement, unless waived in writing by Purchaser, or from any misrepresentation in or omission from any certificate, schedule, document or instrument furnished to Purchaser pursuant to this Agreement;

            10.1.2 any and all Damages incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of any misrepresentation, breach of warranty on the part of the Company under this Agreement, or the non-fulfillment prior to the Closing of any agreement or covenant on the part of the Company under this Agreement and unless waived in writing by Purchaser;

            10.1.3 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this
Section 10.1;

      10.2 General Indemnification Obligation of Purchaser. Except as otherwise provided in Article 8 with respect to Taxes from and after the Closing, Purchaser and the Company will, jointly and severally, reimburse, indemnify, defend, and hold harmless Sellers, the Company's officers, directors and employees, and the agents, successors or assigns of Sellers (each an "Indemnified Sellers Party") against and in respect of:

            10.2.1 any and all Damages incurred or suffered by any Indemnified Sellers Party that result from, relate to or arise out of any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, unless waived by Sellers, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant to this Agreement;

            10.2.2 any and all Damages incurred or suffered by any Indemnified Sellers Party that results from, relate to or arise out of any misrepresentation, breach of warranty on the part of Purchaser or the non-fulfillment after the Closing of any agreement or covenant on the part of the Company under this Agreement, unless waived by Sellers;

            10.2.3 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) against any Indemnified Sellers Party that relate to the Business or any other operation or business conducted by the Company at any time, including, specifically at all times prior to and after the Closing, and the condition of any Real Property owned, leased, used or operated by the Company, or any prior subsidiary of the Company at any time, including, but not limited to, all of the Environmental Liabilities of the Company; or

            10.2.4 any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

      10.3 Third Party Claims - Indemnification.

            10.3.1 If any claim or demand for which the Controlling Shareholders would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify the Controlling Shareholders of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Controlling Shareholders shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Purchaser Party against such claims or demand.

            10.3.2 If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Controlling Shareholders will have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Purchaser Party. The Indemnified Purchaser Party shall have the right to participate, at their own expense, with respect to any such third party claim, demand, action or proceeding in connection with any such third party claim, demand, action or proceeding, and the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Purchaser Party, which consent shall not be unreasonably withheld.

            10.3.3 In the event an Indemnified Purchaser Party should have a claim against the Controlling Shareholders hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to the Controlling Shareholders. If the Controlling Shareholders do not notify the Indemnified Purchaser Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Controlling Shareholders hereunder.

      10.4 Provisions Regarding Indemnity. (a) The amounts for which the Controlling Shareholders shall be liable under Sections 10.1 and 10.2 of this Agreement shall be net of any tax benefit realized or to be realized by the Indemnified Purchaser Party as a result of the facts and circumstances giving rise to the liability of the Controlling Shareholders, and shall also be net of any insurance proceeds received by the Indemnified Purchaser Party (retroactively, if necessary) in connection with the facts giving rise to the right of indemnification, and with respect to liability for any environmental costs. The Indemnified Purchaser Party shall be obligated in connection with any claim for indemnification under this Article 11 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Purchaser Party with regard to the applicable claim. (b) Notwithstanding the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each party shall be entitled to assert any right of indemnification under Section 10.1 after the termination of this Agreement pursuant to Section 11.1 with respect to any dispute, claim, proceeding or action pending prior to such termination for which indemnification is available under Section 10.1 and such party shall be able to continue to have the right to be indemnified with respect thereto after such termination date.

      All claims for indemnification by an Indemnified Sellers Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Sellers Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Controlling Shareholders."

      10.5 Payment. Upon the determination of the liability under Section 10.3 hereof and after exhaustion of insurance coverage as required by Section 10.4, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. If the Indemnified Purchaser Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Purchaser Party against any Person, firm or corporation with respect to the subject matter of such claim.

      10.6 Survival of Indemnification. Notwithstanding any other provision of this Agreement, the obligations of the Controlling Shareholders and the Purchaser to indemnify the Indemnified Purchaser Parties and Indemnified Seller Parties, respectively shall survive until the Termination Date. If a claim for indemnification is brought by the Controlling Shareholders or Purchaser within such survival period, then the obligation to indemnify shall be for all Damages that such party may suffer through and after the date of the claim for indemnification (including any Damages that may be suffered after the expiration of the applicable survival period) resulting from, arising out of, relating to, or caused by the breach that is the subject of such claim.

      10.7 Basket/Cap. The indemnification obligations of the Sellers pursuant to Section 10.1 shall apply only to the extent that the aggregate Damages incurred in connection therewith exceed $50,000 (the "Threshold Amount) and no claim for indemnification shall be paid unless and until the aggregate Damages incurred by all of the Indemnified Purchaser Parties under Section 10.1 exceeds the Threshold Amount and then for all Damages incurred, including the Threshold Amount. The aggregate indemnification obligations of Sellers pursuant to Section
10.1 shall not exceed the sum of Six Million Dollars and 00/100 ($6,000,000) in the aggregate (the "Cap"), except this Cap shall not apply to any indemnification of an Indemnified Purchaser Party arising from Sellers' fraud or intentional misrepresentation. The amount held in the Indemnity Escrow Agreement shall not limit in any manner the Controlling Shareholders' obligations of indemnity in this Agreement, and to the extent any claim or claims by Purchaser arising pursuant to Sections 8.1 and 10.1 exceeds the amount of the Escrow Indemnity Funds, Purchaser shall have the right to seek indemnity from Sellers, jointly and severally, and shall have the right to set off against any Earnout Payments, in Purchaser's sole discretion, not to exceed the amount of the Cap.

      10.8 Sole Remedy. From and after the Closing, the remedies provided in this Section 10 shall be the sole remedy of Indemnified Purchaser Parties for any claim arising out of this Agreement and the transactions contemplated hereby or any law or legal theory applicable thereto, including the breach by the Sellers of any representation, warranty or covenant contained in this Agreement or any schedule to this Agreement; provided that nothing contained in this Agreement shall limit or impair any right that any Indemnified Purchaser Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief from any court of competent jurisdiction or any right or remedy that any Indemnified Purchaser Party may have against any Person on account of fraud or intentional misrepresentation.

11.   MISCELLANEOUS

      11.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

            11.1.1 by mutual consent of Sellers and Purchaser;

            11.1.2 by Purchaser, upon written notice to Sellers given at any time after [March 31, 2005] (or such later date as shall have been specified in a writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in Section 9.1 have not been met; or

            11.1.3 by Sellers, upon written notice to Purchaser given at any time after [March 31, 2005] (or such later date as shall have been specified in writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in Section 9.2 have not been met.

            11.1.4 In the event of the termination and abandonment hereof pursuant to the provisions of this Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach of such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement, including the fees, expenses and disbursements of its counsel and auditors.

      11.2 Expenses. Except as otherwise provided in this Agreement, Purchaser and Sellers shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that incidental, consulting, legal and accounting fees accrued prior to Closing by the Sellers may be paid by Company, subject at all times to the adjustment provision to the Purchase Price as required by Section 2.4 hereof.

      11.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Sellers and Purchaser.

      11.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

      11.5 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

      If to Purchaser, to:

                        Meridian Bioscience, Inc.
                        3471 River Hills Drive
                        Cincinnati, Ohio 45244
                        Attention:  Mr. John A. Kraeutler
                        Facsimile No.:  (513) 271-3762

      With a required copy to:

                        Keating, Muething & Klekamp, P.L.L.
                        1400 Provident Tower
                        One East Fourth Street
                        Cincinnati, Ohio 45202
                        Attention:  James M. Jansing, Esq.
                        Facsimile No.:  (513) 579-6457

      If to Sellers or the Company:

                        O.E.M. Concepts, Inc. [if to Company] Robert
                        Minarchi, Virginia Minarchi,
                        Dianna Chalas, Deborah Colombo [if to Sellers] 1000 Industrial Way West
                        Toms River, New Jersey 08755
                        Attention: Robert Minarchi [if to Company]
                        Facsimile No.: 732-286-2173

      With a required copy to:

                        Giordano Halleran & Ciesla
                        P.O. Box 190
                        Middletown, New Jersey  07748

                        Attention:  John A. Aiello
                        Facsimile No.:  732-224-6599

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

      11.6 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, Governmental Authority or body, association, unincorporated organization or any other entity.

      11.7 Schedules and Exhibits. Contemporaneously with the execution and delivery of this Agreement, the Sellers and the Company have delivered the Disclosure Schedules to Purchaser. The Schedules delivered by the Sellers and the Company to Purchaser on the date of this Agreement may be amended or supplemented by the Sellers and the Company from time to time prior to the Closing Date at which point (within five Business Days of such delivery) Purchaser may terminate this Agreement without penalty.

            11.7.1 All descriptions or listings of documents contained in the Schedules are qualified in their entirety by reference to the documents so described, copies of which have been heretofore received by Purchaser and the legend contained on the Schedules.

            11.7.2 All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. All capitalized terms used in any Exhibit to this Agreement or in the Schedule shall have the definitions specified in this Agreement.

      11.8 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11.9 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      11.10 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the confidentiality agreement previously referenced herein.

      11.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of each of the parties hereto.

      11.12 Exclusive Benefits. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

      11.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

      11.14 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

      11.15 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                        MERIDIAN BIOSCIENCE, INC.

                                        By:  /s/  William J. Motto
                                             ----------------------
                                        Name:  William J. Motto
                                        Title:  Chairman and CEO

                                        O.E.M. CONCEPTS, INC.

                                        By:  /s/ Robert W. Minarchi
                                           ------------------------
                                        Name:  Robert W. Minarchi
                                        Title:  President and CEO

                                          /s/ Robert W. Minarchi
                                        ---------------------------
                                        Robert W. Minarchi

                                          /s/  Virginia A. Minarchi
                                        ---------------------------
                                        Virginia A. Minarchi

                                          /s/  Dianna Chalas
                                        ---------------------------
                                        DIANNA CHALAS

                                          /s/  Deborah Colombo
                                        ---------------------------
                                        DEBORAH COLOMBO